UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2023

ORGENESIS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38416	98-0583166
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation	Number)	Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2023, Koligo Therapeutics Inc. (“Borrower”), a subsidiary of Orgenesis Inc. (the “Company”) entered into a convertible loan agreement (the “Convertible Loan Agreement”) with Yehuda Nir (the “Lender,” and together with the Borrower, the “Parties”), pursuant to which the Lender agreed to loan the Borrower up to $5,000,000 (the “Loan Amount”). Interest is calculated at 8% per annum (based on a 365-day year) and is payable, along with the principal, on or before January 1, 2024 (the “Maturity Date”). The Maturity Date may be extended by the Lender in the Lender’s sole and absolute discretion and any such extension(s) shall be in writing signed by the Parties. The Loan Amount may be prepaid by the Borrower in whole or in part at any time with the prior written approval of the Lender.

If prior to December 31, 2023, the Borrower issues equity securities (“Equity Securities”) in a transaction or series of related transactions resulting in aggregate gross proceeds to the Borrower of at least $5,000,000 (excluding conversion of the Loan Amount) (a “Qualified Financing”), then the outstanding principal amount of the Loan Amount, and any and all accrued but unpaid interest thereon (collectively, the “Outstanding Amount”), will automatically convert into such Equity Securities issued pursuant to the Qualified Financing at a price per share equal to fifty percent (50%) of the price per share paid for each share of the Equity Securities purchased for cash by the investors in the Qualified Financing (the “Mandatory Conversion”). The per share price for the Mandatory Conversion shall be calculated on a fully diluted basis (including equity underlying all outstanding options, warrants, and other convertible securities, but excluding the Equity Securities issuable upon the Mandatory Conversion).

The Parties agreed that the Lender shall have the option to assign $1,500,000 of the Loan Amount due to the Lender under that certain convertible loan agreement between the Lender and the Company dated April 21, 2022, as amended, as previously disclosed on the Company’s Form 8-K filed on April 21, 2022 (collectively the “Original Loan”), to the Borrower (the “Loan Assignment”). The terms of the Loan Assignment will be the same as under the Original Loan, including a maturity date of January 31, 2026 and an annual interest rate of 10%. The Loan Assignment will be subject to the Mandatory Conversion as described above.

Under the terms of the Convertible Loan Agreement, the Borrower agreed to use the Loan Amount to fund working capital and ongoing operations and for no other purposes unless the Lender agrees in writing.

The Convertible Loan Agreement contains certain specified events of default, the occurrence of which would entitle the Lender to immediately demand repayment of all loan obligations. Such events of default include, among others, the commencement of bankruptcy or insolvency proceedings against the Borrower, breaches of any covenants or representations and warranties by the Borrower in any material respect, and failure to make payments under the Convertible Loan Agreement when due.

The Convertible Loan Agreement and the Equity Securities issuable upon conversion of the Convertible Loan Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The foregoing summary of the Convertible Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such documents attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is included under Item 1.01 of this Current Report on Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

The information required by this Item 3.02 is included under Item 1.01 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Convertible Loan Agreement, dated March 27, 2023, by and among the Borrower and Yehuda Nir
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: March 31, 2023	By:	/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer, Treasurer and
Secretary